UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2007

CLAYTON WILLIAMS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10924 (Commission File Number)	75-2396863 (IRS Employer Identification No.)

6 Desta Drive, Suite 6500
Midland, Texas 79705-5510
(Address of principal executive offices including zip code)

Registrant's telephone number, including area code:
(432) 682-6324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Compensation Committee of the Board of Directors of Clayton Williams Energy, Inc. (the “Company”), in September 2002, adopted an incentive plan for officers, key employees and consultants, excluding Clayton W. Williams, the Chairman of the Board, President and Chief Executive Officer of the Company, who promote the Company’s drilling and acquisition programs. Management’s objective in adopting this plan is to further align the interests of the participants with those of the Company by granting the participants an after-payout interest in the production developed, directly or indirectly, by the participants. The plan generally provides for the creation of a series of partnerships between the Company and the participants to which the Company contributes a portion of its interest in wells drilled or acquired within certain areas. As a general rule, the Company pays all costs and receives all revenues until payout of its costs, plus interest; then at payout, the participants receive 99% to 100% of all subsequent net revenues attributable to the applicable interest.

On December 5, 2006 the Compensation Committee of the Board of Directors of the Company approved the formation of a participation agreement created pursuant to this plan and approved participation awards to certain officers, key employees and consultants. The Company entered into a participation agreement with the participants on April 10, 2007, to be effective as of December 5, 2006. The participation agreement is summarized as follows:

•
Participation Agreement relating to RMS/Warwink, to which the Company will contribute 5% of its working interest in certain producing and prospective wells to be drilled from December 5, 2006 in the Ward County, Texas area. Under this agreement, the Company receives all of the cash flow from its investment in the Designated Property until it has recouped the fair value of its initial investment plus any further investment and a rate of return of 4.45%.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are provided as part of the information furnished under Item 1.01 of this report.

Exhibit
Number	Description

10.1	Participation Agreement relating to RMS/Warwink dated April 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clayton Williams Energy, Inc.
April 12, 2007	By:	/s/ L Paul Latham
L. Paul Latham
Executive Vice President and
Chief Operating Officer
April 12, 2007	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and
Chief Financial Officer